


FORM 4                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION          OMB APPROVAL
[ ]  CHECK THIS BOX IF NO LONGER                         WASHINGTON, D.C. 20549                       OMB NUMBER:  3235-0287
     SUBJECT TO SECTION 16.  FORM 4           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            EXPIRES: DECEMBER 31, 2001
     OR FORM 5 OBLIGATIONS MAY                                                                        ESTIMATED AVERAGE BURDEN
     CONTINUE.  SEE INSTRUCTION 1(B).                                                                 HOURS PER RESPONSE.....0.5
                                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
                                      1935 or Section 30(f) of the Investment Company Act of 1940


  (PRINT OR TYPE RESPONSES)
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1.  Name and Address of Reporting Person*      2. Issuer Name and Ticker or       6. Relationship of Reporting Person(s) to Issuer
                                                  Trading Symbol                     (Check all applicable)
                                                                                      __X__ Director                ______10% Owner
                                                   Sonic Automotive, Inc. ("SAH")

                                                                                      __X__ Officer                 _______ Other
                                                                                      (give title below)             (specify below)
                                                                                            Vice President-Retail Operations

Rachor   Jeffrey     C.
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(Last)   (First)    (Middle)                    3. IRS               4. Statement
                                                   Identification       for
                                                   Number of            Month/Year
                                                   Reporting
                                                   Person, if           12/99
                                                   an entity
                                                   (Voluntary)

 5915 Brainerd Road
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        (Street)                                     5. If           7.  Individual or Joint/Group Filing  (Check Applicable
                                                        Amendment,        Line)
                                                        Date of               _X_ Form filed by One Reporting Person
                                                        Original              ___ Form filed by More than One Reporting Person
 Chattanooga   TN           31421                      (Month/Year)
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(City)         (State)      (Zip)       TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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          1.                2.           3.                     4.                       5.           6.          7.
---------------------    --------    ----------   ------------------------------    -----------   ----------  ----------
                                                                                    Amount of     Owner-
                                                                                    Securities    ship
                         Trans-      Trans-          Securities Acquired (A)        Beneficially  Form:
                         action      action          or Disposed of (D)             Owned at      Direct      Nature of
                         Date        Code            (Instr. 3, 4 and 5)            End of        (D) or      Indirect
Title of                 (Month/     (Instr. 8)   ----------------------------      Month         Indirect    Beneficial
Security                  Day/       ----------     Amount    (A) or    Price       (Instr.       (I)         Ownership
(Instr. 3)                Year)      Code   V                   (D)                 3 and 4)      (Instr. 4)  (Instr. 4)
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------

Class A Common Stock     12/6/99      P              1,000       A       $8.50       15,634          D



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Reminder: Report on a separate line for each class of securities beneficially                                        (Over)
owned directly or indirectly. *If the form is filed by more than one reporting
person, SEE Instruction 4(b)(v)                                                                                      SEC 1474 (3-99)


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 4 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES
                              ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                              (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                              SECURITIES)

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     1.        2.       3.         4.         5.             6.                 7.           8.          9.         10.       11.
----------  --------  --------  --------  ----------    ------------      --------------   ------   ----------  --------- ----------
                                                                           Title and                            Ownership
                                          Number of     Date Exer-         Amount of                            Form of
                                          Derivative    cisable and        Underlying               Number of   Deriv-
                                          Securities    Expiration         Securities      Price    Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of       Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-   Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative    cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-   Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity      End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr.  Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)      (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------   ------   ----------  --------  ----------




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Explanation of Responses:


** Intentional misstatements or omissions of          /s/ Jeffrey C. Rachor                   1/10/00
facts constitute Federal Criminal Violations.        --------------------------------      ------------
    SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)          ** Signature of Reporting Person         Date

Note:  File three copies of this Form, one
       of which must be manually signed.
       If space is insufficient, SEE
       Instruction 6 for procedure.




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Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
